                                    EXHIBIT 5

           [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.]




                                                     WRITER'S DIRECT DIAL NUMBER



                                                             (202) 274-2000

October 26, 2001

The Board of Directors
AJS Bancorp, Inc.
14757 South Cicero Avenue
Midlothian, Illinois 60445

                  Re:  AJS Bancorp, Inc.
                       Common Stock Par Value $.10 Per Share
                       -------------------------------------

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of AJS Bancorp, Inc. (the "Company") Common Stock, par value $.10 per share ("Common Stock"). We have reviewed the Company's proposed Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters", and to the filing of this opinion as an exhibit to the Form SB-2.

                            Very truly yours,

                            /s/ Luse Lehman Gorman Pomerenk & Schick, P.C.

                            Luse Lehman Gorman Pomerenk & Schick, P.C.